Contacts:   Media: James Mahoney                       Investor:  John Kahwaty
                   (617) 434-9552                                 (617) 434-3650


                  FLEETBOSTON REPORTS FIRST QUARTER EARNINGS OF
                         $870 MILLION OR $.79 PER SHARE
     EXCLUDING CHARGES FOR THE STRATEGIC REPOSITIONING OF THE CORPORATION'S
                               BUSINESS PORTFOLIO

         Boston, Massachusetts, April 17, 2001: FleetBoston Financial (FBF-NYSE) today reported first quarter earnings of $870 million, or $.79 per share, excluding charges related to the strategic repositioning of the Corporation's business portfolio, compared with $.84 in the first quarter of 2000. The difference was primarily the result of the initial period dilution on the acquisition of Summit Bancorp and the impact of the divestitures in 2000 related to the Fleet/BankBoston merger. Return on assets and return on equity for the quarter were 1.64% and 18.2%, respectively. The current and prior period results have been restated to reflect the merger of FleetBoston and Summit Bancorp which closed on March 1, 2001 and which was accounted for using the pooling of interests method.

         Additionally, the Corporation had approximately $725 million in three non-recurring charges related to strategic changes in the composition of the company. Details of the various charges incurred during the current quarter are:

          o Merger and related expenses of approximately $450 million (after-tax) in connection with the merger of FleetBoston with Summit Bancorp that closed on March 1, including the previously announced downsizing of the Summit balance sheet. The Corporation is raising its cost savings target from this merger to $300 million from $275 million (pre-tax).

          o    A loss of $225 million  (after-tax)  from the recently  announced
               sale  of  Fleet  Mortgage  Group,  the   Corporation's   mortgage
               servicing operation.

          o A charge of approximately $50 million (after-tax) related to restructuring and downsizing at Robertson Stephens and Quick & Reilly, which reflects the current slowdown in the capital markets.


         Including the impact of these charges, net income in the first quarter of 2001 was $142 million, or $.12 per share compared with net income of $1,076 million, or $.97 per share, in the prior year which included approximately $150 million of gains from divestitures to Sovereign Bancorp, net of expenses associated with the merger of Fleet and BankBoston.

         Terrence Murray, Chairman and Chief Executive Officer of FleetBoston commented, "The U.S. economic downturn presented the financial services industry with a very tough environment in the first quarter, particularly for our capital markets businesses, which experienced a sharp decline in earnings from the robust setting of a year ago. The earnings contribution from the Principal Investing, Robertson Stephens and Quick & Reilly businesses declined approximately $400 million ($.36 per share) from the prior year. While the slowness in capital markets may get all the headlines, first quarter results are a demonstration of the diversity and financial capacity of our franchise. We intend to use 2001 as a year to focus on executing our strategy of getting the most out of what we have built over the last several years. This will be done not only by placing a much greater emphasis on serving our customers, but also by taking action to invest in those businesses that offer the greatest potential for maximizing shareholder value and, as illustrated by the announced sale of our mortgage company and a number of other non-strategic businesses this quarter, scaling back or divesting those businesses that do not. I'd also like to take the opportunity to welcome Summit Bancorp into the FleetBoston franchise. We feel that Summit is a terrific franchise extension and we look forward to capitalizing on our new #1 market share position in New Jersey."

         Chad Gifford, President and Chief Operating Officer said, "Compared with last year, many of our traditional banking businesses posted improved earnings, including Commercial Finance, Asset Management, Consumer Lending, Credit Card, International and Fleet Meehan Specialist. As Terry mentioned, with the massive work of integrating Fleet and BankBoston behind us, we now have the ability to devote much more of our attention to executing and focusing on our customers. This will be a major priority of mine in 2001 and will be a top priority for each and every one of our associates. We look forward to the challenge of strengthening FleetBoston's position as one of the country's leading financial services companies."

First Quarter Financial Highlights

         During the first quarter, the U.S. economy slowed notably and various stock indices declined significantly, creating one of the toughest market environments that has been seen in many years. As a result, revenue in the current quarter was $3.73 billion, down $795 million from the prior year. This was in sharp contrast to the first quarter of 2000 when the markets were exceedingly strong and record capital markets revenues were posted. Included in first quarter earnings were $198 million of pre-tax gains related to payments received from Sovereign Bancorp on last year's divestitures and the sale of securities and of several small businesses. Offsetting these gains were $132 million of writedowns to the carrying value of investments contained in the principal investing portfolio and a provision for credit losses, which exceeded net chargeoffs by $45 million.

         Noninterest income declined $665 million, driven by a sizable drop in capital markets revenue (approximately $700 million) and the impact of divestitures related to the Fleet/BankBoston merger (approximately $40 million). Net interest income declined $130 million from the prior year due mainly to the impact of divestitures totaling approximately $13 billion of low cost deposits and $9 billion of loans during 2000. Net interest margin improved to 4.23% in the current quarter from 4.14% in the prior year as a result of positioning the company's balance sheet for a lower rate environment.

         Offsetting this revenue reduction was a decline in noninterest expense of approximately $650 million from the first quarter of 2000 to $1.99 billion in 2001. The drop in noninterest expense was significantly affected by lower compensation expense due mainly to the previously discussed sharp decline in capital markets revenue, declines from merger and divestiture-related cost savings, and a corporate wide program to contain expenses in the current slow environment.

         Nonperforming assets were $1,245 million, or .95% of total loans, at March 31, 2001, compared with $1,130 million, or .84% of total loans, respectively, at December 31, 2000. The provision for credit losses was $315 million and exceeded net charge-offs of $270 million in the current quarter by $45 million. In the first quarter of 2000, net chargeoffs were $295 million and the provision was $320 million. The reserve for credit losses was $2.8 billion at March 31, 2001, representing 2.1% of total loans and leases.

         Total assets at March 31, 2001 were $211.7 billion, compared with $225.8 billion at March 31, 2000. The decline in total assets from a year ago is due, in part, to the divestiture of loans during 2000 as well as the recent sale of low-margin assets in connection with the Summit merger. Stockholders' equity amounted to approximately $20 billion at March 31, 2001, with a common equity to assets ratio of 9.1%.

         A detailed financial package containing supplemental information on the first quarter financial results can be found by accessing the Corporation's web site (http://www.fleet.com). Eugene M. McQuade, Vice-Chairman and Chief Financial Officer, will hold a conference call at 8:00 AM on Wednesday, April 18 to discuss the quarterly results. This conference call will be broadcast live on the Corporation's web site.

                                  *************

         This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally, or in the states in which the Corporation conducts its business; (2) interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, the level of nonperforming assets and inflation;
(3) changes in the competitive environment for financial services organizations and the Corporation's ability to manage those changes; (4) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (5) technological changes, including the impact of the Internet on the Corporation's businesses; (6) the ability of the Corporation to fully realize expected cost savings and revenue enhancements from mergers and acquisitions or to realize those savings or revenue enhancements within the expected timeframes; (7) the level of costs related to the integration of acquired businesses; and (8) the impact of any divestitures required by regulatory authorities in connection with mergers or acquisitions.

                             FleetBoston Financial
                         Consolidated Income Statements
                                ($ in millions)

-------------------------------------------------------------------------------------------------------------
                                                                                     Three Months Ended
                                                                                March 31,           March 31,
                                                                                 2001                 2000
-------------------------------------------------------------------------------------------------------------
 Net interest income (FTE)                                                     $ 1,936              $ 2,066
 Noninterest income:
      Banking fees and commissions                                                 390                  405
      Investment services revenue                                                  388                  526
      Capital markets revenue                                                      359                1,060
      Processing-related revenue                                                   188                  160
      Credit card revenue                                                          164                  166
      Other                                                                        300                  137
-------------------------------------------------------------------------------------------------------------
        Noninterest income                                                       1,789                2,454
-------------------------------------------------------------------------------------------------------------

 Revenue                                                                         3,725                4,520
-------------------------------------------------------------------------------------------------------------

 Noninterest expense:
      Employee compensation and benefits                                         1,041                1,526
      Occupancy                                                                    150                  164
      Equipment                                                                    135                  164
      Intangible asset amortization                                                100                   97
      Other                                                                        568                  694
-------------------------------------------------------------------------------------------------------------
        Noninterest expense                                                      1,994                2,645
-------------------------------------------------------------------------------------------------------------

 Earnings before provision, income taxes and strategic changes                   1,731                1,875
 Provision for credit losses                                                       315                  320
 Income taxes and tax-equivalent adjustment                                        546                  628
-------------------------------------------------------------------------------------------------------------
 Net income before strategic changes                                               870                  927
-------------------------------------------------------------------------------------------------------------
 Strategic changes (net of tax):
      Charges related to Summit merger                                            (453)                   -
      Loss on sale of Fleet Mortgage                                              (225)                   -
      Restructuring charges on capital markets                                     (50)                   -
      Charges related to BankBoston merger                                           -                  (60)
      Divestiture gains in 2000                                                      -                  209
-------------------------------------------------------------------------------------------------------------
 Net income                                                                        142                1,076
-------------------------------------------------------------------------------------------------------------


 Diluted earnings per share - before strategic changes                             .79                  .84
 Diluted earnings per share - reported                                             .12                  .97

                                              FleetBoston Financial
                                           Consolidated Balance Sheets
                                                 ($ in millions)

=====================================================================================================
                                                                 March 31,                March 31,
                                                                    2001                    2000
-----------------------------------------------------------------------------------------------------
ASSETS:
Cash and equivalents                                            $ 18,112                  $ 13,367
Securities                                                        25,609                    34,614
Trading assets                                                     6,523                     8,042
Loans and leases                                                 131,640                   141,373
Reserve for credit losses                                         (2,754)                   (2,810)
Due from brokers/dealers                                           3,448                     4,255
Mortgages held for resale                                          3,574                       952
Other assets                                                      25,589                    25,969
-----------------------------------------------------------------------------------------------------
Total assets                                                   $ 211,741                 $ 225,762
=====================================================================================================


LIABILITIES:
Deposits                                                       $ 127,989                 $ 134,785
Short-term borrowings                                             18,562                    24,012
Due to brokers/dealers                                             3,700                     5,564
Long-term debt                                                    30,134                    30,224
Trading liabilities                                                2,195                     3,329
Other liabilities                                                  9,430                     9,984
-----------------------------------------------------------------------------------------------------
Total liabilities                                                192,010                   207,898
-----------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
Preferred stock                                                      566                       566
Common stock                                                      19,165                    17,298
-----------------------------------------------------------------------------------------------------
Total stockholders' equity                                        19,731                    17,864
-----------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                     $ 211,741                 $ 225,762
=====================================================================================================

                              FleetBoston Financial
                              Financial Highlights
                                 ($ in millions)

-----------------------------------------------------------------------------------------------------
                                                       March 31,           March 31,
                                                         2001                 2000
-----------------------------------------------------------------------------------------------------
 For the Period ($ in millions)
 Net Income before strategic changes                    $ 870                $ 927
 Strategic changes (net of tax):
 Charges related to Summit merger                        (453)                  --
 Loss on sale of Fleet Mortgage                          (225)                  --
 Restructuring charges on capital markets                 (50)                  --
 Charges related to BankBoston merger                      --                  (60)
 Divestiture gains in 2000                                 --                  209
 Net Income                                               142                1,076
 Revenue (a)                                            3,725                4,520
 Total Expense (a)                                      1,994                2,645
 Provision for Credit Losses                              315                  320

 Per Common Share
 Earnings per share (a)                                 $ .79                $ .84
 Earnings per share - reported                            .12                  .97
 Cash earnings per share (a)                              .85                  .90
 Cash dividends declared                                  .33                  .30
 Book value (period-end)                                17.73                15.97

 At Period-End ($ in billions)
 Assets                                               $ 211.7              $ 225.8
 Loans                                                  131.6                141.4
 Deposits                                               128.0                134.8
 Total stockholders' equity                              19.7                 17.9

 Ratios
 Return on average assets (a)                            1.64%                1.58%
 Return on common equity (a)                            18.19                21.67
 Net interest margin                                     4.23                 4.14
 Efficiency ratio (a)                                    53.5                 58.5
 Total equity/assets (period-end)                         9.3                  7.9
 Tangible common equity/assets                            7.1                  5.7
 Tier 1 risk-based capital ratio                          8.2                  7.0
 Total risk-based capital ratio                          12.0                 11.0

 Asset Quality ($ in millions)
 Nonperforming assets                                 $ 1,245              $ 1,039
 Reserve for credit losses                              2,754                2,810
 Nonperforming assets as a % of loans                     .95%                 .73%
 Reserve for credit losses to period-end loans           2.09                 1.99
 Reserve for credit losses to nonperforming loans         229                  284
 Net charge-offs/average loans                            .82                  .83
-----------------------------------------------------------------------------------------------------

 (a)  Excludes impact of strategic changes.